Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the distribution with, and incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-4/A) pertaining to the acquisition of Bank of Astoria by Columbia Banking System, Inc. of our report dated January 22, 2004, with respect to the financial statements of Bank of Astoria as of December 31, 2003 and for the year then ended included in the Annual Report (Form 10-KSB/A) for the year ended December 31, 2003. We also consent to the reference to our firm under the heading, “Experts,” in such Registration Statement.

/s/ Symonds, Evans & Company, P.C.

Portland, Oregon

July 30, 2004